Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-196611 on Form S-3 and Registration Statement Nos. 333-177990 and 333-190232 on Form S-8, and Post-Effective Amendment No. 1 to Registration Statement No. 333-175523 to Form S-4 on Form S-8 of our report dated July 2, 2015 relating to the consolidated financial statements of CRC Health Group, Inc. as of and for the year ended December 31, 2014 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the February 11, 2015 acquisition of CRC Health Group, Inc. by Acadia Healthcare Company, Inc.), appearing in this Current Report on Form 8-K of Acadia Healthcare Company, Inc.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California

July 2, 2015